April 2026

Preliminary Pricing Supplement filed pursuant to Rule 424(b)(2) dated April 2, 2026 / Registration Statement No. 333-284538

STRUCTURED INVESTMENTS – Opportunities in International Equities

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated April 2, 2026.

GS Finance Corp.

Auto-Callable Buffered PLUS Based on the Price of the iShares® MSCI Brazil ETF due April 12, 2029

Principal at Risk Securities

The securities are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc. The amount that you will be paid on your securities is based on the performance of the iShares® MSCI Brazil ETF (ETF). The securities may be automatically called on the call observation date.

The return on your securities is linked to the performance of the ETF, and not to that of the index on which the ETF is based.

Your securities will be automatically called if the closing price of the underlying ETF on the call observation date is greater than or equal to the initial ETF price, resulting in a payment on the call payment date equal to $1,160.00. No payments will be made after the call payment date.

At maturity, if not previously called, (i) if the final ETF price (the closing price of the underlying ETF on the valuation date) is greater than the initial ETF price, the return on your securities will be positive and equal to the product of the leverage factor multiplied by the ETF percent increase (the percentage increase in the final ETF price from the initial ETF price); (ii) if the final ETF price is equal to or less than the initial ETF price but has not decreased by more than the buffer amount, you will receive the principal amount of your securities; or (iii) if the final ETF price has decreased from the initial ETF price by more than the buffer amount, you will lose 1% for every 1% decline beyond the buffer amount, subject to the minimum payment at maturity.

The securities are for investors who seek a return of 16% if their securities are automatically called or the potential to earn 200.00% of any positive return of the underlying ETF if their securities are not automatically called, in exchange for the risk of losing up to 83.25% of their investment if the final ETF price has declined from the initial ETF price by more than the buffer amount if the securities remain outstanding to maturity.

SUMMARY TERMS
Company (Issuer) / Guarantor:	GS Finance Corp. / The Goldman Sachs Group, Inc.
Underlying ETF:	iShares® MSCI Brazil ETF (current Bloomberg symbol: “EWZ UP Equity”)
Index:	with respect to the underlying ETF, the index tracked by such underlying ETF
Principal amount:

$ in the aggregate on the original issue date; the aggregate principal amount may be increased if the company, at its sole option, decides to sell an additional amount on a date subsequent to the pricing date. Subject to redemption by the company as provided under “— Automatic call feature” below, on the stated maturity date, the company will pay, for each $1,000 of the outstanding principal amount, an amount in cash equal to the payment at maturity.

Pricing date:	expected to price on or about April 7, 2026
Original issue date:	expected to be April 10, 2026
Call observation date:	expected to be April 14, 2027, subject to adjustment as described in the accompanying general terms supplement
Call payment date:	expected to be April 19, 2027, subject to adjustment as described in the accompanying general terms supplement
Valuation date:	expected to be April 9, 2029, subject to adjustment as described in the accompanying general terms supplement
Stated maturity date:	expected to be April 12, 2029, subject to adjustment as described in the accompanying general terms supplement
Payment at maturity:
•
if the final ETF price is greater than the initial ETF price, the sum of (i) $1,000 plus (ii) the leveraged upside payment;
•
if the final ETF price is equal to or less than the initial ETF price, but has decreased from the initial ETF price by an amount less than or equal to the buffer amount, $1,000; or
•
if the final ETF price is less than the initial ETF price and has decreased from the initial ETF price by an amount greater than the buffer amount, the sum of (i) at least $167.50 plus (ii) the product of (a) $1,000 times (b) the ETF performance factor.

Leveraged upside payment:	$1,000 × leverage factor × ETF percent increase
Leverage factor:	200.00%
Initial ETF price:	$ , which is the closing price of the ETF on the pricing date
Buffer amount (set on the pricing date):	at least 16.75%
CUSIP / ISIN:	40059D2M8 / US40059D2M88
Underwriter:	Goldman Sachs & Co. LLC
Estimated value range:	$905 to $965 per security. See page PS-3 for more information.

Original issue price	Underwriting discount	Net proceeds to the issuer
100.00% of the principal amount	1.25% ($ in total)*	98.75% ($ in total)

* Morgan Stanley Wealth Management, acting as dealer for the offering, will receive a selling concession of $12.50 for each security it sells. It has informed us that it intends to internally allocate $2.50 of the selling concession for each security as a structuring fee.

Your investment in the securities involves risks, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page PS-11. You should read the disclosure herein to better understand the terms and risks of your investment.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense. The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs & Co. LLC

SUMMARY TERMS (continued)
Automatic call feature:

if, as measured on the call observation date, the closing price of the underlying ETF is greater than or equal to the initial ETF price, your securities will be automatically called and you will receive for each $1,000 principal amount an amount in cash equal to $1,160.00. No payments will be made after the call payment date.

Minimum payment at maturity (set on the pricing date)	at least $167.50 per security (at least 16.75% of the stated principal amount)
ETF percent increase:	(final ETF price - initial ETF price) / initial ETF price
Final ETF price:	the closing price of the underlying ETF on the valuation date, subject to adjustment as described in the accompanying general terms supplement
ETF performance factor:	the final ETF price / the initial ETF price
Authorized denominations:	$1,000 or any integral multiple of $1,000 in excess thereof
Listing:	the securities will not be listed on any securities exchange or interdealer quotation system

April 2026

The issue price, underwriting discount and net proceeds listed on the cover page relate to the securities we sell initially. We may decide to sell additional securities after the date of this pricing supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in the securities will depend in part on the issue price you pay for such securities.

GS Finance Corp. may use this prospectus in the initial sale of the securities. In addition, Goldman Sachs & Co. LLC or any other affiliate of GS Finance Corp., may use this prospectus in a market-making transaction in a security after its initial sale. Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Estimated Value of Your Securities

The estimated value of your securities at the time the terms of your securities are set on the pricing date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is expected to be in the range (the estimated value range) specified on the cover of this pricing supplement (per $1,000 principal amount), which is less than the original issue price. The value of your securities at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell securities (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your securities at the time of pricing, plus an additional amount (initially equal to $ per $1,000 principal amount).

The price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your securities (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your securities (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero from the time of pricing through , as described below). On and after , the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your securities (if it makes a market) will equal approximately the then-current estimated value of your securities determined by reference to such pricing models.

With respect to the $ initial additional amount:

•
$ will decline to zero on a straight-line basis from the time of pricing through ; and
•
$ will decline to zero on a straight-line basis from through .

April 2026

About Your Securities

The securities are notes that are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This prospectus includes this pricing supplement and the accompanying documents listed below. This pricing supplement constitutes a supplement to the documents listed below, does not set forth all of the terms of your securities and therefore should be read in conjunction with such documents:

●
General terms supplement no. 17,745 dated January 20, 2026
●
Prospectus supplement dated February 14, 2025
●
Prospectus dated February 14, 2025

The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your securities.

We refer to the securities we are offering by this pricing supplement as the “offered securities” or the “securities”. Each of the offered securities has the terms described in this pricing supplement. Please note that in this pricing supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us.

Please note that, for purposes of this pricing supplement, references in the general terms supplement no. 17,745 to “underlier(s)”, “indices”, “exchange-traded fund(s)”, “index stock(s)”, “index stock issuer(s)”, “lesser performing”, “trade date”, “underlier sponsor”, “determination date”, “face amount”, “level” and “cash settlement amount” shall be deemed to refer to “underlying(s)”, “underlying index(es)”, “underlying ETF(s)”, “underlying stock(s)”, “underlying stock issuer(s)”, “worst performing”, “pricing date”, “underlying index publisher”, “valuation date”, “principal amount”, “value” and “payment at maturity”, respectively. In addition, for purposes of this pricing supplement, references in the general terms supplement no. 17,745 to “trading day” shall be deemed to refer to “underlying business day”, “index business day” or “ETF business day”, as applicable, and references to “closing level” shall be deemed to refer to “closing price”, “closing value”, “index closing value” or “ETF closing price”, as applicable.

The securities will be issued under the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture, as so supplemented and as further supplemented thereafter, is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement.

The securities will be issued in book-entry form and represented by master note no 3, dated March 22, 2021.

April 2026

GS Finance Corp. Auto-Callable Buffered PLUS Based on the Price of the iShares® MSCI Brazil ETF due April 12, 2029 Principal at Risk Securities

Investment Summary

The Auto-Callable Buffered PLUS Based on the Price of the iShares® MSCI Brazil ETF due April 12, 2029 (the “securities”) do not provide for the regular payment of interest. Instead, the securities provide an opportunity to earn a fixed call payment that will be paid on the call payment date (and the securities will be automatically called and no further payments will be made) if the closing price of the underlying ETF on the call observation date is greater than or equal to the initial ETF price.

If the securities have not been automatically called prior to maturity and the closing price of the underlying ETF on the valuation date is greater than the initial ETF price, investors will receive the stated principal amount of their investment plus the leveraged upside payment.

If the securities have not been automatically called prior to maturity and the closing price of the underlying ETF on the valuation date is equal to or less than the initial ETF price, but has not declined by more than the buffer amount, investors will receive the stated principal amount.

However, if the securities have not been automatically called prior to maturity and the closing price of the underlying ETF on the valuation date has depreciated in value by more than the buffer amount, investors will lose 1.00% for every 1.00% decline in the ETF price beyond the buffer amount from the pricing date to the valuation date of the securities, subject to the minimum payment at maturity.

Key Investment Rationale

The securities do not provide for the regular payment of interest. Instead, the securities are for investors who seek a return of 16% if their securities are automatically called or the potential to earn 200.00% of any positive return of the underlying ETF if their securities are not automatically called, in exchange for the risk of losing up to 83.25% of their investment if the final ETF price has declined from the initial ETF price by more than the buffer amount if the securities remain outstanding to maturity. The following scenarios are for illustrative purposes only to demonstrate how the payment on the call payment date (if the securities are automatically called) and the payment at maturity (if the securities have not been automatically called) are calculated, and do not attempt to demonstrate every situation that may occur. Accordingly, the securities may or may not be automatically called, a positive return on the securities may never be realized and investors may lose up to 83.25% of their initial investment in the securities.

Scenario 1: the securities are automatically called prior to maturity

This scenario assumes that the underlying ETF closes at or above the initial ETF price on the call observation date. As a result, the securities are automatically called for $1,160.00. If the securities are automatically called, no further payments will be made.

Scenario 2: the securities are not automatically called prior to maturity, the final ETF price is above the initial ETF price and investors receive principal back and a positive return at maturity

This scenario assumes that the underlying ETF closes below the initial ETF price on the call observation date. Consequently, the securities are not automatically called and no call payment is made. On the valuation date, the underlying ETF closes above the initial ETF price. At maturity, investors will receive the stated principal amount plus a return reflecting 200.00% of the increase in the price of the underlying ETF.

Scenario 3: the securities are not automatically called prior to maturity and investors receive principal back

This scenario assumes that the underlying ETF closes below the initial ETF price on the call observation date. Consequently, the securities are not automatically called and no call payments are made. On the valuation date, the underlying ETF closes at or below the initial ETF price but has not declined by more than the buffer amount. At maturity, investors will receive the stated principal amount.

Scenario 4: the securities are not automatically	This scenario assumes that the underlying ETF closes below the initial ETF price on the call observation date. Consequently, the securities are not

April 2026

GS Finance Corp. Auto-Callable Buffered PLUS Based on the Price of the iShares® MSCI Brazil ETF due April 12, 2029 Principal at Risk Securities

called prior to maturity and investors suffer a loss of principal at maturity automatically called and no call payments are made. On the valuation date, the underlying ETF declines in value by more than the buffer amount. At maturity, investors will receive less than the stated principal amount by an amount proportionate to the decline in the value of the underlying ETF to the valuation date of the securities, plus the buffer amount. For example, if the final ETF price is 30.00% less than the initial ETF price, the securities will provide at maturity a loss of up to 13.25% of principal. In this case, investors will receive $867.50 per security, or 86.75% of the stated principal amount. The minimum payment at maturity on the securities is equal to at least $167.50 per security.

April 2026

GS Finance Corp. Auto-Callable Buffered PLUS Based on the Price of the iShares® MSCI Brazil ETF due April 12, 2029 Principal at Risk Securities

Hypothetical Examples

The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and merely are intended to illustrate (i) the impact that various hypothetical closing prices of the underlying ETF on the call observation date could have on the amount payable, if any, on the call payment date and (ii) the impact that various hypothetical closing prices of the underlying ETF on the valuation date could have on the payment at maturity assuming all other variables remain constant.

The information in the following examples reflects hypothetical rates of return on the offered securities assuming that they are purchased on the original issue date at the stated principal amount and held to the call payment date or the stated maturity date, as the case may be. If you sell your securities in a secondary market prior to the call payment date or the stated maturity date, as the case may be, your return will depend upon the market value of your securities at the time of sale, which may be affected by a number of factors that are not reflected in the examples below such as interest rates, the volatility of the underlying ETF, the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor.

For these reasons, the actual performance of the underlying ETF over the life of your securities and the actual closing price of the underlying ETF on the call observation date, may bear little relation to the hypothetical examples shown below or to the historical closing prices of the underlying ETF shown elsewhere in this pricing supplement. For information about the historical prices of the underlying ETF during recent periods, see “The Underlying ETF — Historical Closing Prices of the Underlying ETF” below.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your securities, tax liabilities could affect the after-tax rate of return on your securities to a comparatively greater extent than the after-tax return on the underlying ETF.

The below examples are based on the following terms:

Stated principal amount:	$1,000 per security
Hypothetical initial ETF price:	$100.00*
Leverage factor:	200%
Buffer amount:	16.75%

* The hypothetical initial ETF price of $100.00 has been chosen for illustrative purposes only and does not represent the actual initial ETF price.

How to determine the amount payable, if any, on the call payment date:

The example below assumes that the hypothetical amount payable on the call payment date with respect to each $1,000 principal amount of your securities will be equal to $1,160.00 if the underlying ETF closes at or above the initial ETF price on the call observation date.

Hypothetical Call Observation Date	Closing Price of the Underlying ETF	Amount Payable on the Call Payment Date (per security)
#1	$120.00 (at or above initial ETF price)	$1,160.00

On the hypothetical call observation date, the underlying ETF closes at or above the initial ETF price. Therefore, the securities are automatically called and the amount payable on the call payment date equals $1,160.00.

Your securities will not be automatically called, and you will not receive a payment on the call payment date, if the closing price of the underlying ETF is below the initial ETF price on the call observation date.

April 2026

GS Finance Corp. Auto-Callable Buffered PLUS Based on the Price of the iShares® MSCI Brazil ETF due April 12, 2029 Principal at Risk Securities

How to calculate the payment at maturity (if the securities have not been automatically called):

Example	Closing Price of the Underlying ETF (Final ETF Price)	Payment at Maturity (per security)
#1	$110.00 (above the initial ETF price)	$1,000 + leveraged upside payment = $1,000 + ($1,000 × 200% × 10%) = $1,200
#2	$90.00 (at or below the initial ETF price but has not declined by more than the buffer amount)	$1,000.00
#3	$50.00 (below the initial ETF price and has declined by more than the buffer amount)	$167.50 + ($1,000 × the ETF performance factor) = $167.50 + $1,000 × ($50.00 / $100.00) = $667.50

In example #1, the final ETF price is above the initial ETF price. Therefore, investors receive at maturity the stated principal amount of the securities plus a return reflecting 200.00% of the increase in the price of the underlying ETF.

In example #2, the final ETF price is at or below the initial ETF price, but has decreased from the initial ETF price by an amount less than or equal to the buffer amount. Therefore, investors receive at maturity the stated principal amount of the securities.

In example #3, the final ETF price is less than the initial ETF price and has decreased from the initial ETF price by an amount greater than the buffer amount. Therefore, investors will receive an amount that is less than the stated principal amount by an amount that is proportionate to the percentage decrease of the underlying ETF from the initial ETF price, plus the buffer amount.

If the final ETF price is less than the initial ETF price by more than the buffer amount, you will receive less than the $1,000 principal amount, subject to the minimum payment at maturity of $167.50 per security.

April 2026

GS Finance Corp. Auto-Callable Buffered PLUS Based on the Price of the iShares® MSCI Brazil ETF due April 12, 2029 Principal at Risk Securities

Additional Hypothetical Examples

Hypothetical Payment on the Call Payment Date

The example below shows the hypothetical payment that we would pay on the call payment date with respect to each $1,000 principal amount of your securities if the closing price of the underlying ETF is greater than or equal to the initial ETF price on the call observation date.

If your securities are automatically called on the call observation date (i.e., on the call observation date the closing price of the underlying ETF is equal to or greater than the initial ETF price), the cash payment that we would deliver for each $1,000 principal amount of your securities on the call payment date would be $1,160.00. If, for example, the closing price of the underlying ETF on the call observation date was determined to be 150.00% of the initial ETF price, your securities would be automatically called and the cash payment that we would deliver on your securities on the call payment date would be 116% of the principal amount of your securities or $1,160.00 for each $1,000 of securities. No further payments would be made on the securities following an automatic call. You will not participate in any appreciation of the underlying ETF.

Hypothetical Payment at Maturity

If the securities are not automatically called on the call observation date (i.e., on the call observation date the closing price of the underlying ETF is less than the initial ETF price), the amount we would deliver for each $1,000 principal amount of your securities on the maturity date will depend on the performance of the underlying ETF on the valuation date, as shown in the table below. The table below assumes that the securities have not been automatically called on the call observation date and reflects hypothetical amounts that you could receive on the stated maturity date. The values in the left column of the table below represent hypothetical final ETF prices and are expressed as percentages of the initial ETF price. The amounts in the right column represent the hypothetical payments at maturity, based on the corresponding hypothetical final ETF price, and are expressed as percentages of the stated principal amount of a security (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical payment at maturity of 100.000% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding stated principal amount of the offered securities on the stated maturity date would equal 100.000% of the stated principal amount of a security, based on the corresponding hypothetical final ETF price and the assumptions noted above.

The Securities Have Not Been Automatically Called

Hypothetical Final ETF Price (as Percentage of Initial ETF Price)	Hypothetical Payment at Maturity (as Percentage of Stated Principal Amount)
200.000%	300.000%
150.000%	200.000%
125.000%	150.000%
110.000%	120.000%
105.000%	110.000%
100.000%	100.000%
97.000%	100.000%
95.000%	100.000%
83.250%	100.000%
80.000%	96.750%
60.000%	76.750%
50.000%	66.750%
25.000%	41.750%
0.000%	16.750%

April 2026

GS Finance Corp. Auto-Callable Buffered PLUS Based on the Price of the iShares® MSCI Brazil ETF due April 12, 2029 Principal at Risk Securities

As shown in the table above:

•
If the securities have not been automatically called on the call observation date and the final ETF price were determined to be 25.000% of the initial ETF price, the payment at maturity that we would deliver on your securities would be 41.750% of the stated principal amount of your securities. As a result, if you purchased your securities on the original issue date at the stated principal amount and held them to the stated maturity date, you would lose 58.250% of your investment (if you purchased your securities at a premium to stated principal amount you would lose a correspondingly higher percentage of your investment).
•
If the final ETF price were determined to be zero, you would lose 83.25% of your investment in the securities

April 2026

GS Finance Corp. Auto-Callable Buffered PLUS Based on the Price of the iShares® MSCI Brazil ETF due April 12, 2029 Principal at Risk Securities

Risk Factors

An investment in your securities is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus, in the accompanying prospectus supplement and under “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement. You should carefully review these risks and considerations as well as the terms of the securities described herein and in the accompanying prospectus, the accompanying prospectus supplement and the accompanying general terms supplement. Your securities are a riskier investment than ordinary debt securities. Also, your securities are not equivalent to investing directly in the underlying ETF stocks, i.e., the stocks comprising the underlying ETF to which your securities are linked. You should carefully consider whether the offered securities are appropriate given your particular circumstances.

Risks Related to Structure, Valuation and Secondary Market Sales

You May Lose a Substantial Portion of Your Investment in the Securities

You can lose a substantial portion of your investment in the securities. Assuming your securities are not automatically called on the call observation date, the cash payment on your securities, if any, on the stated maturity date will be based on the performance of the underlying ETF as measured from the initial ETF price set on the pricing date to the closing price of the underlying ETF valuation date. If the final ETF price has declined from the initial ETF price by more than the buffer amount, you will lose 1.00% of the stated principal amount of your securities for every 1.00% decline in the ETF price beyond the buffer amount, subject to the minimum payment amount at maturity. Thus, you may lose a substantial portion of your investment in the securities, which would include any premium to principal amount you paid when you purchased the securities.

Also, the market price of your securities prior to the call payment date or the stated maturity date, as the case may be, may be significantly lower than the purchase price you pay for your securities. Consequently, if you sell your securities before the stated maturity date, you may receive far less than the amount of your investment in the securities.

The Securities Are Subject to the Credit Risk of the Issuer and the Guarantor

Although the return on the securities will be based on the performance of the underlying ETF, the payment of any amount due on the securities is subject to the credit risk of GS Finance Corp., as issuer of the securities, and the credit risk of The Goldman Sachs Group, Inc., as guarantor of the securities. The securities are our unsecured obligations. Investors are dependent on our ability to pay all amounts due on the securities, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the securities, to pay all amounts due on the securities, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness. See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series F Program — How the Notes Rank Against Other Debt” in the accompanying prospectus supplement and “Description of Debt Securities We May Offer— Guarantee by The Goldman Sachs Group, Inc.” in the accompanying prospectus.

The Amount You Will Receive on the Call Payment Date Will Be Capped

Regardless of the closing price of the underlying ETF on the call observation date, the amount you may receive on the call payment date is capped and you will not benefit from any increase in the closing price of the underlying ETF above the initial ETF price on the call observation date. If your securities are automatically called on the call observation date, the maximum payment you will receive for each $1,000 face amount of your securities will be $1,160.00.

Your Securities Are Subject to Automatic Redemption

We will automatically call and redeem all, but not part, of your securities on the call payment date, if, as measured on the call observation date, the closing price of the underlying ETF is greater than or equal to the initial ETF price. No further payments will be made on the securities following an automatic call. Therefore, the term for your securities may be reduced. You may not be able to reinvest the proceeds from an investment in the securities at a

April 2026

GS Finance Corp. Auto-Callable Buffered PLUS Based on the Price of the iShares® MSCI Brazil ETF due April 12, 2029 Principal at Risk Securities

comparable return for a similar level of risk in the event the securities are called prior to maturity. For the avoidance of doubt, if your securities are automatically called, no discounts, commissions or fees described herein will be rebated or reduced.

The Amount You Will Receive on the Call Payment Date or on the Stated Maturity Date is Not Linked to the Closing Price of the Underlying ETF at Any Time Other Than on the Call Observation Date or the Valuation Date, as the Case May Be

The amount you will receive on the call payment date, if any, will be paid only if the closing price of the underlying ETF is greater than or equal to the initial ETF price on the call observation date. Therefore, the closing price of the underlying ETF on dates other than the call observation date will have no effect on any amount paid in respect of your securities on the call payment date. In addition, the amount you will receive on the stated maturity date, if any, will be based on the closing price of the underlying ETF on the valuation date. Therefore, for example, if the final ETF price dropped precipitously on the valuation date, the amount paid on the securities would be significantly less than it would otherwise have been had the amount been linked to the closing price of the underlying ETF prior to such drop. Although the actual closing price of the underlying ETF on the call payment date, stated maturity date or at other times during the life of the securities may be higher than the closing price of the underlying ETF on the call observation date or the valuation date, you will not benefit from the closing price of the underlying ETF on any date other than on the call observation date or the valuation date.

The Estimated Value of Your Securities At the Time the Terms of Your Securities Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Securities

The original issue price for your securities exceeds the estimated value of your securities as of the time the terms of your securities are set on the pricing date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such estimated value on the pricing date is set forth above under “Estimated Value of Your Securities”; after the pricing date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group, Inc., as guarantor, and other relevant factors. The price at which GS&Co. would initially buy or sell your securities (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your securities as determined by reference to these models. As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Estimated Value of Your Securities”) will decline to zero over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Securities”. Thereafter, if GS&Co. buys or sells your securities it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which GS&Co. will buy or sell your securities at any time also will reflect its then current bid and ask spread for similar sized trades of structured securities.

In estimating the value of your securities as of the time the terms of your securities are set on the pricing date, as disclosed above under “Estimated Value of Your Securities”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the securities. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your securities in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your securities determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “— The Market Value of Your Securities May Be Influenced By Many Unpredictable Factors” below.

The difference between the estimated value of your securities as of the time the terms of your securities are set on the pricing date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the securities, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your securities. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured security with a similar maturity. In return for such payment, GS&Co. pays to us the amounts we owe under your securities.

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In addition to the factors discussed above, the value and quoted price of your securities at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the securities, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your securities, including the price you may receive for your securities in any market making transaction. To the extent that GS&Co. makes a market in the securities, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured securities (and subject to the declining excess amount described above).

Furthermore, if you sell your securities, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your securities in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your securities at any price and, in this regard, GS&Co. is not obligated to make a market in the securities. See “Additional Risk Factors Specific to the Notes — Your Notes May Not Have an Active Trading Market” in the accompanying general terms supplement.

The Return on Your Securities Will Not Reflect Any Dividends Paid on the Underlying ETF or the Underlying ETF Stocks

The return on your securities will not reflect the return you would realize if you actually owned the underlying ETF and received the distributions paid on the shares of the underlying ETF. You will not receive any dividends that may be paid on any of the underlying ETF stocks by the ETF stock issuers or the shares of the underlying ETF. See “—Investing in the Securities Is Not Equivalent to Investing in the Underlying ETF; You Have No Shareholder Rights or Rights to Receive Any Shares of the Underlying ETF or Any Underlying ETF Stock” below for additional information.

Investing in the Securities Is Not Equivalent to Investing in the Underlying ETF; You Have No Shareholder Rights or Rights to Receive Any Shares of the Underlying ETF or Any Underlying ETF Stock

Investing in your securities is not equivalent to investing in the underlying ETF and will not make you a holder of any shares of the underlying ETF or the underlying ETF stocks. Neither you nor any other holder or owner of your securities will have any rights with respect to the underlying ETF stocks, including any voting rights, any rights to receive dividends or other distributions, any rights to make a claim against the underlying ETF or the underlying ETF stocks or any other rights of a holder of any shares of the underlying ETF or the underlying ETF stocks. Your securities will be paid in cash and you will have no right to receive delivery of any shares of the underlying ETF or the underlying ETF stocks.

The Market Value of Your Securities May Be Influenced By Many Unpredictable Factors

When we refer to the market value of your securities, we mean the value that you could receive for your securities if you chose to sell them in the open market before the call payment date or the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your securities, including:

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the price of the underlying ETF;
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the volatility – i.e., the frequency and magnitude of changes – in the closing price of the underlying ETF;
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the dividend rates of the underlying ETF stocks;
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economic, financial, regulatory, political, military, public health and other events that affect stock markets generally and the underlying ETF stocks, and which may affect the closing price of the underlying ETF;
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interest rates and yield rates in the market;
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the time remaining until your securities mature; and

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our creditworthiness and the creditworthiness of The Goldman Sachs Group, Inc., whether actual or perceived, including actual or anticipated upgrades or downgrades in our credit ratings or the credit ratings of The Goldman Sachs Group, Inc. or changes in other credit measures.

Without limiting the foregoing, the market value of your securities may be negatively impacted by increasing interest rates. Such adverse impact of increasing interest rates could be significantly enhanced in securities with longer-dated maturities, the market values of which are generally more sensitive to increasing interest rates.

These factors, and many other factors, will influence the price you will receive if you sell your securities before the call payment date or maturity, including the price you may receive for your securities in any market making transaction. If you sell your securities before the call payment date or maturity, you may receive less than the principal amount of your securities or the amount you may receive on the call payment date or at maturity.

You cannot predict the future performance of the underlying ETF based on its historical performance. The actual performance of the underlying ETF over the life of the offered securities or the payment at maturity may bear little or no relation to the historical closing prices of the underlying ETF or to the hypothetical examples shown elsewhere in this pricing supplement.

If You Purchase Your Securities at a Premium to Stated Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Securities Purchased at Stated Principal Amount and the Impact of Certain Key Terms of the Securities Will Be Negatively Affected

The payment on the call payment date or at maturity will not be adjusted based on the issue price you pay for the securities. If you purchase securities at a price that differs from the stated principal amount of the securities, then the return on your investment in such securities held to the call payment date or the stated maturity date will differ from, and may be substantially less than, the return on securities purchased at stated principal amount. If you purchase your securities at a premium to stated principal amount and hold them to the call payment date or the stated maturity date the return on your investment in the securities will be lower than it would have been had you purchased the securities at stated principal amount or a discount to stated principal amount.

You Will Have Limited Anti-Dilution Protection

GS&Co., as calculation agent for your securities, may adjust the closing price of the underlying ETF for certain events that may affect the underlying ETF, but only in the situations we describe in “Supplemental Terms of the Notes — Anti-dilution Adjustments for Exchange-Traded Funds” in the accompanying general terms supplement. The calculation agent will not be required to make an adjustment for every event that may affect the underlying ETF and will have broad discretion to determine whether and to what extent an adjustment is required.

We May Sell an Additional Aggregate Stated Principal Amount of the Securities at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate stated principal amount of the securities subsequent to the date of this pricing supplement. The issue price of the securities in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this pricing supplement.

Risks Related to Conflicts of Interest

Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Securities and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Securities

Goldman Sachs has hedged or expects to hedge our obligations under the securities by purchasing listed or over-the-counter options, futures and/or other instruments linked to the underlying ETF. Goldman Sachs also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the underlying ETF at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the determination date for your securities. Alternatively, Goldman Sachs may hedge all or part of our obligations under the securities with unaffiliated distributors of the securities which we expect will

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undertake similar market activity. Goldman Sachs may also enter into, adjust and unwind hedging transactions relating to other ETF-linked securities whose returns are linked to changes in the price of the underlying ETF.

In addition to entering into such transactions itself, or distributors entering into such transactions, Goldman Sachs may structure such transactions for its clients or counterparties, or otherwise advise or assist clients or counterparties in entering into such transactions. These activities may be undertaken to achieve a variety of objectives, including: permitting other purchasers of the securities or other securities to hedge their investment in whole or in part; facilitating transactions for other clients or counterparties that may have business objectives or investment strategies that are inconsistent with or contrary to those of investors in the securities; hedging the exposure of Goldman Sachs to the securities including any interest in the securities that it reacquires or retains as part of the offering process, through its market-making activities or otherwise; enabling Goldman Sachs to comply with its internal risk limits or otherwise manage firmwide, business unit or product risk; and/or enabling Goldman Sachs to take directional views as to relevant markets on behalf of itself or its clients or counterparties that are inconsistent with or contrary to the views and objectives of the investors in the securities.

Any of these hedging or other activities may adversely affect the price of the underlying ETF and therefore the market value of your securities and the amount we will pay on your securities, if any. In addition, you should expect that these transactions will cause Goldman Sachs or its clients, counterparties or distributors to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the securities. Neither Goldman Sachs nor any distributor will have any obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the securities, and may receive substantial returns on hedging or other activities while the value of your securities declines. In addition, if the distributor from which you purchase securities is to conduct hedging activities in connection with the securities, that distributor may otherwise profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the distributor receives for the sale of the securities to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the distributor to sell the securities to you in addition to the compensation they would receive for the sale of the securities.

Other Investors May Not Have the Same Interests as You

Other investors in the securities are not required to take into account the interests of any other investor in exercising remedies or voting or other rights in their capacity as holders of the securities. The interests of other investors may, in some circumstances, be adverse to your interests. Further, other investors in the market may take short positions (directly or indirectly through derivative transactions) on assets that are the same or similar to your securities, the underlying ETF or other similar securities, which may adversely impact the market for or value of your securities.

Additional Risks Related to the Underlying ETF

The Policies of the Underlying ETF’s Investment Advisor and the Publisher of the Underlying ETF’s Index Could Affect the Amount Payable on Your Securities and Their Market Value

The underlying ETF’s investment advisor may from time to time be called upon to make certain policy decisions or judgments with respect to the underlying ETF, including those concerning the calculation of the net asset value of the underlying ETF, additions, deletions or substitutions of securities in the underlying ETF and the manner in which changes affecting the index are reflected in the underlying ETF that could affect the market price of the shares of the underlying ETF and, therefore, the amount payable on your securities on the call payment date or the stated maturity date, if any. The amount payable on your securities and their market value could also be affected if the underlying ETF investment advisor changes these policies, for example, by changing the manner in which it calculates the net asset value of the underlying ETF, or if the underlying ETF investment advisor discontinues or suspends calculation or publication of the net asset value of the underlying ETF, in which case it may become difficult or inappropriate to determine the market value of your securities.

If events such as these occur, the calculation agent — which initially will be GS&Co., our affiliate — may determine the closing price of the underlying ETF on the call observation date or the valuation date — and thus the amount payable on the call payment date or the stated maturity date, if any — in a manner it considers appropriate, in its sole discretion. We describe the discretion that the calculation agent will have in determining

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the closing price of the underlying ETF and the amount payable on your securities more fully under “Supplemental Terms of the Notes — Discontinuance or Modification of an Underlier That is an Index or an Exchange-Traded Fund” and “— Role of Calculation Agent” in the accompanying general terms supplement.

In addition, the publisher of the underlying ETF’s index owns the index and is responsible for the design and maintenance of the index. The policies of the publisher of the underlying ETF’s index concerning the calculation of the index, including decisions regarding the addition, deletion or substitution of the equity securities included in the index, could affect the level of the index and, consequently, could affect the market price of shares of the underlying ETF and, therefore, the amount payable on your security and their market value.

There Is No Assurance That an Active Trading Market Will Continue For the Underlying ETF or That There Will Be Liquidity in Any Such Trading Market; Further, the Underlying ETF Is Subject to Management Risks, Securities Lending Risks and Custody Risks

Although the shares of the underlying ETF and a number of similar products have been listed for trading on securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the underlying ETF or that there will be liquidity in the trading market.

In addition, the underlying ETF is subject to management risk, which is the risk that the underlying ETF investment advisor’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. The underlying ETF is also not actively managed and may be affected by a general decline in market segments relating to its index. The underlying ETF investment advisor invests in securities included in, or representative of, its index regardless of their investment merits. The underlying ETF investment advisor does not attempt to take defensive positions in declining markets. In addition, the underlying ETF’s investment advisor may be permitted to engage in securities lending with respect to a portion of the underlying ETF’s total assets, which could subject the underlying ETF to the risk that the borrower of such loaned securities fails to return the securities in a timely manner or at all.

In addition, the underlying ETF is subject to custody risk, which refers to the risks in the process of clearing and settling trades and to the holding of securities by local banks, agents and depositories.

Further, the underlying ETF is subject to listing standards adopted by the securities exchange on which the underlying ETF is listed for trading. There can be no assurance that the underlying ETF will continue to meet the applicable listing requirements, or that the underlying ETF will not be delisted.

The Underlying ETF and Its Index Are Different and the Performance of the Underlying ETF May Not Correlate With the Performance of Its Index

The underlying ETF may not hold all or substantially all of the equity securities included in the index and may hold securities or assets not included in the index. Therefore, while the performance of the underlying ETF is generally linked to the performance of the index, the performance of the underlying ETF is also linked in part to shares of equity securities not included in the index and to the performance of other assets, such as futures contracts, options and swaps, as well as cash and cash equivalents, including shares of money market funds affiliated with the underlying ETF investment advisor.

Imperfect correlation between the underlying ETF’s portfolio securities and those in the index, rounding of prices, changes to the index and regulatory requirements may cause tracking error, which is the divergence of the underlying ETF’s performance from that of the index.

In addition, the performance of the underlying ETF will reflect additional transaction costs and fees that are not included in the calculation of the index and this may increase the tracking error of the underlying ETF. Also, corporate actions with respect to the sample of equity securities (such as mergers and spin-offs) may impact the performance differential between the underlying ETF and the index. Finally, because the shares of the underlying ETF are traded on an exchange and are subject to market supply and investor demand, the market value of one share of the underlying ETF may differ from the net asset value per share of the underlying ETF.

For all of the foregoing reasons, the performance of the underlying ETF may not correlate with the performance of the index. Consequently, the return on the security will not be the same as investing directly in the underlying

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ETF’s index, the underlying ETF stocks or in the stocks comprising the index, and will not be the same as investing in a debt security with a payment at maturity linked to the performance of the index.

An Investment in the Offered Securities Is Subject to Risks Associated with Foreign Securities Markets

The value of your securities is linked to an underlying ETF which holds stocks traded in the equity markets of emerging market countries. Investments linked to the value of foreign equity securities involve particular risks. Any foreign securities market may be less liquid, more volatile and affected by global or domestic market developments in a different way than are the U.S. securities market or other foreign securities markets. Both government intervention in a foreign securities market, either directly or indirectly, and cross-shareholdings in foreign companies, may affect trading prices and volumes in that market. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission. Further, foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

The prices of securities in a foreign country are subject to political, economic, financial and social factors that are unique to such foreign country’s geographical region. These factors include: recent changes, or the possibility of future changes, in the applicable foreign government’s economic and fiscal policies; the possible implementation of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities; fluctuations, or the possibility of fluctuations, in currency exchange rates; and the possibility of outbreaks of hostility, political instability, natural disaster or adverse public health developments. For example, the United Kingdom ceased to be a member of the European Union on January 31, 2020 (an event commonly referred to as “Brexit”). The effects of Brexit are uncertain, and, among other things, Brexit has contributed, and may continue to contribute, to volatility in the prices of securities of companies located in Europe (or elsewhere) and currency exchange rates, including the valuation of the euro and British pound in particular. Any one of these factors, or the combination of more than one of these factors, could negatively affect such foreign securities market and the price of securities therein. Further, geographical regions may react to global factors in different ways, which may cause the prices of securities in a foreign securities market to fluctuate in a way that differs from those of securities in the U.S. securities market or other foreign securities markets. Foreign economies may also differ from the U.S. economy in important respects, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency, which may have a positive or negative effect on foreign securities prices.

Because foreign exchanges may be open on days when the underlying ETF is not traded, the value of the securities underlying the underlying ETF may change on days when shareholders will not be able to purchase or sell shares of the underlying ETF. This could result in premiums or discounts to the underlying ETF’s net asset value that may be greater than those experienced by an underlying ETF that does not hold foreign assets.

The countries whose markets are represented by the underlying ETF include emerging market countries. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. It will also likely be more costly and difficult for the underlying ETF investment advisor to enforce the laws or regulations of a foreign country or trading facility, and it is possible that the foreign country or trading facility may not have laws or regulations which adequately protect the rights and interests of investors in the stocks included in the underlying ETF.

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Government Regulatory Action, Including Legislative Acts and Executive Orders, Could Result in Material Changes to the Composition of an Underlying ETF with Underlying ETF Stocks from One or More Foreign Securities Markets and Could Negatively Affect Your Investment in the Securities

Government regulatory action, including legislative acts and executive orders, could cause material changes to the composition of an underlying ETF with underlying ETF stocks from one or more foreign securities markets and could negatively affect your investment in the securities in a variety of ways, depending on the nature of such government regulatory action and the underlying ETF stocks that are affected. For example, recent executive orders issued by the United States Government prohibit United States persons from purchasing or selling publicly traded securities of certain companies that are determined to operate or have operated in the defense and related materiel sector or the surveillance technology sector of the economy of the People’s Republic of China, or publicly traded securities that are derivative of, or that are designed to provide investment exposure to, those securities (including indexed notes). If the prohibitions in those executive orders (or prohibitions under other government regulatory action) become applicable to underlying ETF stocks that are currently included in an underlying ETF or that in the future are included in an underlying ETF, such underlying ETF stocks may be removed from an underlying ETF. If government regulatory action results in the removal of underlying ETF stocks that have (or historically have had) significant weight in an underlying ETF, such removal could have a material and negative effect on the value of such underlying ETF and, therefore, your investment in the securities. Similarly, if underlying ETF stocks that are subject to those executive orders or subject to other government regulatory action are not removed from an underlying ETF, the value of the securities could be materially and negatively affected, and transactions in, or holdings of, the securities may become prohibited under United States law. Any failure to remove such underlying ETF stocks from an underlying ETF could result in the loss of a significant portion or all of your investment in the securities, including if you attempt to divest the securities at a time when the value of the securities has declined.

Your Investment in the Securities Will Be Subject to Foreign Currency Exchange Rate Risk

The underlying ETF holds assets that are denominated in non-U.S. dollar currencies. The value of the assets held by the underlying ETF that are denominated in non-U.S. dollar currencies will be adjusted to reflect their U.S. dollar value by converting the price of such assets from the non-U.S. dollar currency to U.S. dollars. Consequently, if the value of the U.S. dollar strengthens against the non-U.S. dollar currency in which an asset is denominated, the price of the underlying ETF may not increase even if the non-dollar value of the asset held by the underlying ETF increases.

Foreign currency exchange rates vary over time, and may vary considerably during the term of your securities. Changes in a particular exchange rate result from the interaction of many factors directly or indirectly affecting economic and political conditions. Of particular importance are:

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existing and expected rates of inflation;
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existing and expected interest rate levels;
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the balance of payments among countries;
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the extent of government surpluses or deficits in the relevant foreign country and the United States; and
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other financial, economic, military, public health and political factors.

All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the governments of the relevant foreign countries and the United States and other countries important to international trade and finance.

The market price of the securities and value of the underlying ETF could also be adversely affected by delays in, or refusals to grant, any required governmental approval for conversions of a local currency and remittances abroad or other de facto restrictions on the repatriation of U.S. dollars.

Even Though Currencies Trade Around-The-Clock, Your Securities Will Not

Your securities are linked to an underlying ETF that holds assets denominated in non-U.S. dollar currencies. The interbank market in foreign currencies is a global, around-the-clock market. Therefore, the hours of trading for

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your securities, if any trading market develops, will not conform to the hours during which the currencies in which the underlying ETF is denominated or in which the underlying ETF stocks trade. Significant price and rate movements may take place in the underlying foreign currency exchange markets that will not be reflected immediately in the price of your securities. The possibility of these movements should be taken into account in relating the value of your securities to those in the underlying foreign currency exchange markets. There is no systematic reporting of last-sale information for foreign currencies. Reasonably current bid and offer information is available in certain brokers’ offices, in bank foreign currency trading offices and to others who wish to subscribe for this information, but this information will not necessarily be reflected in the price of the underlying ETF used to calculate the amount payable on your securities. There is no regulatory requirement that those quotations be firm or revised on a timely basis. The absence of last-sale information and the limited availability of quotations to individual investors may make it difficult for many investors to obtain timely, accurate data about the state of the underlying foreign currency exchange markets.

Risks Related to Tax

Your Securities May Be Subject to an Adverse Change in Tax Treatment in the Future

The tax consequences of an investment in your securities are uncertain, both as to the timing and character of any inclusion in income in respect of your securities.

The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as your securities that are currently characterized as pre-paid derivative contracts, and any such guidance could adversely affect the tax treatment and the value of your securities. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax. Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your securities after the bill was enacted to accrue interest income over the term of such instruments even though there will be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your securities. We describe these developments in more detail under “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying general terms supplement. You should consult your tax advisor about this matter. Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating the securities for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying general terms supplement unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate. Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your securities in your particular circumstances.

Non-United States Holders Should Consider the Withholding Tax Implications of Owning the Securities

The Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of any amounts you receive upon the sale, exchange, redemption, or maturity of your securities, could be collected via withholding. If these regulations were to apply to the securities, we may be required to withhold such taxes if any U.S.-source dividends are paid on the underlying ETF during the term of the securities. We could also require you to make certifications (e.g., an applicable Internal Revenue Service Form W-8) prior to the maturity of the securities in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding was required, we would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally will apply to 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) issued (or significantly modified and treated as retired and reissued) on or after January 1, 2027, but will also apply to certain 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) that have a delta (as defined in the applicable Treasury regulations) of one and are issued (or

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GS Finance Corp. Auto-Callable Buffered PLUS Based on the Price of the iShares® MSCI Brazil ETF due April 12, 2029 Principal at Risk Securities

significantly modified and treated as retired and reissued) on or after January 1, 2017. In addition, these regulations will not apply to financial instruments that reference a “qualified index” (as defined in the regulations). We have determined that, as of the issue date of your securities, your securities will not be subject to withholding under these rules. In certain limited circumstances, however, you should be aware that it is possible for non-United States holders to be liable for tax under these rules with respect to a combination of transactions treated as having been entered into in connection with each other even when no withholding is required. You should consult your tax advisor concerning these regulations, subsequent official guidance and regarding any other possible alternative characterizations of your securities for U.S. federal income tax purposes.

Your Securities May Be Subject to the Constructive Ownership Rules

There exists a risk that the constructive ownership rules of Section 1260 of the Internal Revenue Code could apply to your securities. If your securities were subject to the constructive ownership rules, then any long-term capital gain that you realize upon the sale, exchange, redemption or maturity of your securities would be re-characterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such re-characterized capital gain) to the extent that such capital gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Internal Revenue Code). Because the application of the constructive ownership rules is unclear you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the securities.

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Securities, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Securities to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your securities.

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The Underlying ETF

The shares of the iShares® MSCI Brazil ETF (the “underlying ETF”) are issued by iShares, Inc. (the “company”).

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The underlying ETF is an exchange-traded fund that seeks investment results which correspond generally to the price and yield performance, before fees and expenses, of the MSCI Brazil 25/50 Index (the “index”). The index is designed to measure the performance of the large- and mid-capitalization segments of equity market performance in Brazil.
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The return on your securities is linked to the performance of the underlying ETF, and not to that of the index on which the underlying ETF is based. The underlying ETF follows a strategy of “representative sampling,” which means the underlying ETF’s holdings are not the same as those of its index. The performance of the underlying ETF may significantly diverge from that of its index.
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The underlying ETF’s investment advisor is BlackRock Fund Advisors.
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The underlying ETF’s shares trade on the NYSE Arca under the ticker symbol “EWZ”.
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The company’s SEC CIK Number is 0000930667.
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The underlying ETF’s inception date was July 10, 2000.

Where Information About the Underlying ETF Can Be Obtained

Information filed by the company with the U.S. Securities and Exchange Commission (“SEC”) electronically can be reviewed through a web site maintained by the SEC. The address of the SEC’s web site is sec.gov. Information filed with the SEC by the company, including its reports to shareholders, can be located by referencing its CIK number referred to above.

In addition, information regarding the underlying ETF (including its fees, top ten holdings and weights and sector weights) may be obtained from other sources including, but not limited to, press releases, newspaper articles, other publicly available documents, and the underlying ETF’s website. We are not incorporating by reference the website, the sources listed above or any material they include in this pricing supplement.

We do not make any representation or warranty as to the accuracy or completeness of any materials referred to above, including any filings made by the company with the SEC.

We Obtained the Information About the Underlying ETF From the Company’s Publicly Available Information

This pricing supplement relates only to your security and does not relate to the underlying ETF. We have derived all information about the underlying ETF in this pricing supplement from the publicly available information referred to in the preceding subsection. We have not participated in the preparation of any of those documents or made any “due diligence” investigation or inquiry with respect to the underlying ETF in connection with the offering of your security. Furthermore, we do not know whether all events occurring before the date of this pricing supplement — including events that would affect the accuracy or completeness of the publicly available documents referred to above and the trading price of shares of the underlying ETF — have been publicly disclosed. Subsequent disclosure of any events of this kind or the disclosure of or failure to disclose material future events concerning the underlying ETF could affect the value you will receive at maturity and, therefore, the market value of your security.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlying ETF.

We or any of our affiliates may currently or from time to time engage in business with the company, including making loans to or equity investments in the company or providing advisory services to the company, including merger and acquisition advisory services. In the course of that business, we or any of our affiliates may acquire non-public information about the company and, in addition, one or more of our affiliates may publish research reports about the underlying ETF. As an investor in a security, you should undertake such independent investigation of the company as in your judgment is appropriate to make an informed decision with respect to an investment in a security.

April 2026

GS Finance Corp. Auto-Callable Buffered PLUS Based on the Price of the iShares® MSCI Brazil ETF due April 12, 2029 Principal at Risk Securities

Historical Closing Prices of the Underlying ETF

The closing prices of the underlying ETF have fluctuated in the past and may, in the future, experience significant fluctuations. In particular, the underlying ETF has recently experienced extreme and unusual volatility. Any historical upward or downward trend in the closing prices of the underlying ETF during any period shown below is not an indication that the underlying ETF is more or less likely to increase or decrease at any time during the life of your securities.

You should not take the historical closing prices of the underlying ETF as an indication of the future performance of the underlying ETF, including because of the recent volatility described above. We cannot give you any assurance that the future performance of the underlying ETF or the underlying ETF stocks will result in you receiving any payments or receiving an amount greater than the outstanding principal amount of your securities on the stated maturity date, or that you will not suffer a loss of a significant portion of all of your investment.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlying ETF. Before investing in the offered securities, you should consult publicly available information to determine the relevant closing prices of the underlying ETF between the date of this pricing supplement and the date of your purchase of the offered securities and, given the recent volatility described above, you should pay particular attention to the recent prices of the underlying ETF. The actual performance of the underlying ETF over the life of the offered securities, as well as the payment at maturity, if any, may bear little relation to the historical closing prices of the underlying ETF shown below.

The graph below shows the daily historical closing prices of the underlying ETF from January 1, 2021 through March 31, 2026. As a result, the following graph does not reflect the global financial crisis which began in 2008, which had a materially negative impact on the price of most equity securities and, as a result, the price of most equity ETFs. We obtained the closing prices of the underlying ETF in the graph below from Bloomberg Financial Services, without independent verification.

Historical Performance of the iShares® MSCI Brazil ETF

April 2026

GS Finance Corp. Auto-Callable Buffered PLUS Based on the Price of the iShares® MSCI Brazil ETF due April 12, 2029 Principal at Risk Securities

Supplemental Discussion of U.S. Federal Income Tax Consequences

No statutory, judicial or administrative authority directly addresses how your securities should be characterized and treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in your securities are uncertain. You will be obligated pursuant to the terms of your securities — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize your securities for all tax purposes as pre-paid derivative contracts in respect of the underlying ETF, as described under “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying general terms supplement. It is the opinion of Sidley Austin LLP that such a characterization of the securities for U.S. federal income tax purposes is a reasonable interpretation of current law. Pursuant to this approach, it is the opinion of Sidley Austin LLP that upon the sale, exchange, redemption, or maturity of your securities, you should recognize capital gain or loss equal to the difference, if any, between the amount you receive at such time and your tax basis in your securities.

In addition, there exists a risk that the constructive ownership rules of Section 1260 of the Internal Revenue Code could apply to your securities. If your securities were subject to the constructive ownership rules, then any long-term capital gain that you realize upon the sale, exchange, redemption or maturity of your securities would be re-characterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such re-characterized capital gain) to the extent that such capital gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Internal Revenue Code). Because the application of the constructive ownership rules is unclear you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the securities.

Notwithstanding the foregoing, since the appropriate U.S. federal income tax characterization and treatment of your securities are uncertain, it is possible that the Internal Revenue Service could assert a different characterization and treatment than that described immediately above. In this case, the timing and character of income, gain or loss recognized with respect to your securities could substantially differ from that described above.

Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the securities will generally be subject to the FATCA withholding rules.

April 2026

GS Finance Corp. Auto-Callable Buffered PLUS Based on the Price of the iShares® MSCI Brazil ETF due April 12, 2029 Principal at Risk Securities

Supplemental Plan of Distribution; Conflicts of Interest

As described under “Supplemental Plan of Distribution” in the accompanying general terms supplement and “Plan of Distribution — Conflicts of Interest” in the accompanying prospectus; GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $ .

GS Finance Corp. will sell to GS&Co., and GS&Co. will purchase from GS Finance Corp., the aggregate stated principal amount of the offered securities specified on the front cover of this pricing supplement. GS&Co. proposes initially to offer the securities to the public at the original issue price set forth on the cover page of this pricing supplement. Morgan Stanley Smith Barney LLC (Morgan Stanley Wealth Management), acting as dealer for the offering, will receive a selling concession of $12.50 for each security it sells. Morgan Stanley Wealth Management has informed us that it intends to internally allocate at Morgan Stanley Wealth Management $2.50 of the selling concession for each security as a structuring fee. The costs included in the original issue price of the securities will include a fee paid by GS&Co. to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management has an ownership interest, for providing certain electronic platform services with respect to this offering. GS&Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of securities within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of securities will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

We expect to deliver the securities against payment therefor in New York, New York on April 10, 2026. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade securities on any date prior to one business day before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

We have been advised by GS&Co. that it intends to make a market in the securities. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the securities.

April 2026